Exhibit 99.2

Press Release

Genentech and IDEC Announce Humanized Anti-CD20 Antibody Development Collaboration
Friday June 20, 4:19 pm ET

SOUTH SAN FRANCISCO, Calif. and SAN DIEGO—(BUSINESS WIRE)—June 20, 2003—Genentech, Inc. (NYSE:DNA - News) and IDEC Pharmaceuticals Corporation (Nasdaq:IDPH - News) today announced plans to develop one or more new humanized anti-CD20 antibodies targeting B-cell disorders for a broad range of indications. Financial terms of the profit-sharing collaboration were not disclosed.

Genentech and IDEC plan to file an investigational new drug application (IND) on their first humanized anti-CD20 antibody by the end of this year. The companies plan to work efficiently together to develop and commercialize additional anti-CD20 products that are targeted for specific patient populations, depending on the severity of their B-cell disorder. The primary focus of this collaboration will be to develop and launch a humanized anti-CD20 molecule while evaluating the utility for more efficacious follow-on humanized molecules.

Humanized anti-CD20 antibodies work by binding to a particular protein (the CD20 antigen) on the surface of normal and malignant B-cells. From there, they recruit the body’s natural defenses to attack and kill the marked B-cells. Stem cells (B-cell progenitors) in bone marrow lack the CD20 antigen, allowing healthy B-cells to regenerate after treatment and return to normal levels within several months.

This will be the second collaboration between Genentech and IDEC. In 1995, Genentech and IDEC signed an agreement to develop and market Rituxan® (Rituximab), a chimeric anti-CD20 antibody. In November 1997, Rituxan became the first recombinant antibody to receive U.S. Food and Drug Administration (FDA) approval for cancer in the United States, and in 2002, had sales of more than $1 billion. More than 300,000 patients have been treated to date with Rituxan worldwide. Rituxan is indicated for the single-agent treatment of relapsed or refractory low-grade or follicular, CD20-positive, B-cell non-Hodgkin’s lymphoma (NHL).

“We are delighted to broaden our already successful collaboration with Genentech,” said William R. Rohn, IDEC’s president and chief operating officer. “Our plan to develop a humanized anti-CD20 antibody is both an opportunity to strengthen our current oncology franchise as well as to extend it into a variety of autoimmune disease indications.”

“This collaboration should help the companies to continue to play a leading role in addressing B-cell disorders,” said Joseph S. McCracken, vice president of Business and Commercial Development of Genentech. “We look forward to expanding our relationship with IDEC and developing one or more new molecules that may provide significant benefit to patients with B-cell mediated diseases.”

About IDEC Pharmaceuticals

IDEC Pharmaceuticals Corporation is a leader in the discovery, development, and commercialization of targeted immunotherapies for the treatment of cancer and autoimmune diseases. IDEC discovered and developed the first commercially available radioimmunotherapy product (Zevalin(TM)) approved in the United States, which is used to treat certain types of B-cell non-Hodgkin’s lymphoma. IDEC also discovered and, with co-promotion partner Genentech, Inc., developed the first monoclonal antibody product (Rituxan®) approved in the United States for the treatment of cancer. Rituxan is approved in over 70 countries worldwide and is also used to treat various types of B-cell non-Hodgkin’s lymphoma. Based in San Diego, IDEC is an integrated biopharmaceutical company with multiple products in clinical stage development and strategic alliances in a variety of research platforms. For press releases and additional information about the company, please visit http://www.idec.com.

About Genentech

Genentech is a leading biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant unmet medical needs. Fifteen of the currently approved biotechnology products originated from or are based on Genentech science. Genentech manufactures and commercializes ten biotechnology products in the United States. The company has headquarters in South San Francisco, California and is traded on the New York Stock Exchange under the symbol DNA. For press releases and additional information about the company, please visit http://www.gene.com.

The statement made in this press release relating to the filing of an IND on the first humanized anti-CD20 antibody by the end of this year is forward-looking and the actual time frame could vary materially. Among other things, the IND filing could be affected by preclinical toxicity or efficacy issues or discussions with the FDA.

Contact:

     Genentech, Inc.

     Media Contact:

     Mark V. Krajnak, 650/225-2792

     Investor Contact:

     Kathee Littrell, 650/225-1034

     or

     IDEC

     Media/Investor Contact:

     Vince Reardon, 858/431-8801